EXHIBIT (m)(1)(b)

SCHEDULE A

EATON VANCE GROWTH TRUST

CLASS A DISTRIBUTION PLAN

August 29, 2012

Name of Fund	Adoption Date
Eaton Vance Atlanta Capital Focused Growth Fund	October 20, 2003
Eaton Vance Atlanta Capital Select Equity Fund	December 30, 2011
Eaton Vance Atlanta Capital SMID-Cap Fund	October 20, 2003
Eaton Vance Focused Growth Opportunities Fund	March 7, 2011
Eaton Vance Focused Value Opportunities Fund	March 7, 2011
Eaton Vance Global Natural Resources Fund	April 30, 2012
Eaton Vance Hexavest Emerging Markets Equity Fund	August 29, 2012
Eaton Vance Hexavest Global Equity Fund	August 29, 2012
Eaton Vance Hexavest International Equity Fund	August 29, 2012
Eaton Vance Hexavest U.S. Equity Fund	August 29, 2012
Eaton Vance Multi-Cap Growth Fund	June 23, 1997
Eaton Vance Richard Bernstein All Asset Strategy Fund	September 30, 2011
Eaton Vance Richard Bernstein Equity Strategy Fund	August 9, 2010
Eaton Vance Worldwide Health Sciences Fund	March 7, 2011

A-1

exhibitm1b_ex-99zm1b